Exhibit 5.1

Opinion of Pillsbury Winthrop Shaw Pittman LLP

Pillsbury Winthrop Shaw Pittman LLP

501 W. Broadway, Suite 1100  |  San Diego, CA 92101-3575  |  tel 619.234.5000  |  fax 619.236.1995

June 17, 2009

Encore Capital Group, Inc.

8875 Aero Drive, Suite 200

San Diego, California 92123

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Encore Capital Group, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 2,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable pursuant to the Company’s 2005 Stock Incentive Plan, as amended and restated (the “Plan”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be legally issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/    Pillsbury Winthrop Shaw Pittman LLP